Exhibit 10.15

CONTRACT OF EMPLOYMENT

This contract, the terms and conditions of employment set out in the local Employee Guide in force from time to time (the “Employee Guide”) and the other documents referred to below constitute your principal terms and conditions of employment with LIFFE Administration & Management (the “Company”).

1.	Employee’s Name: Garry Jones

You are employed by the Company which is part of the NYSE Euronext Group of companies.

For the purposes of this document a “NYSE Euronext Group Company” means any company referred to in the Annual Report and Accounts of NYSE and those of Euronext, and of the NYSE Euronext group from 2008 onwards, and any other company which could reasonably be expected to be part of the NYSE Euronext group of companies.

2.	Date of Commencement

Your new position will commence on 1 May 2009. Your period of continuous employment with the Company for statutory purposes commenced on 1 August 2007.

3.	Position

Your job title is Group Executive Vice President and Head of Global Derivatives reporting to the Chief Executive Officer. However, the nature of the Company’s business demands that you are flexible in your approach to work and you will be expected to undertake such other duties appropriate to your status as may be allocated to you.

4.	Place of Work

You will be based at the Company’s offices at Cannon Bridge House, 1 Cousin Lane, London EC4R 3XX. You may be required to work at such other locations within Greater London from which the Company or any NYSE Euronext Group Company may operate from time to time.

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You warrant that you are entitled to work in the United Kingdom without any additional approvals and that you will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company.

5.	Basic Salary

Your basic salary will be £450,000 per annum (less appropriate tax and other statutory deductions), which shall accrue day to day and be paid monthly in arrears in twelve equal amounts, normally on or about the 25th day of each month through the payroll.

Your salary will be reviewed annually. There will be no review of salary after notice has been given by either party to terminate your employment.

6.	Annual Performance Bonus

An annual discretionary bonus may be payable at a level commensurate with your position of Group Executive Vice President. Bonuses are normally paid in January each year following audit and board clearance of the annual results (the “normal bonus payment date”) but this date may vary from time to time.

The bonus referred to above is subject to:

(a) there being no disciplinary actions or investigations underway at the normal bonus payment date in connection with:

(i) a breach of the NYSE Euronext Code of Conduct, or

(ii) your obligations under this contract, or

(iii) the published terms and conditions of employment that apply to employees of NYSE Euronext in the U.K;

(b) your remaining in the employment of NYSE Euronext and not having given or received notice of termination of employment (for whatever reason) on the normal bonus payment date.

7.	Long Term Incentive Plan

In the event that the board of the NYSE Euronext Group of companies decides to operate a Long Term Incentive Plan (LTIP) in 2010 you will be eligible to participate in any such plan subject to the rules of the plan for that year.

If the board of the NYSE Euronext Group of companies decides that no such plan is to be operated in 2010 you will not be eligible to participate and you will not be entitled to any compensation or substitution.

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Your employer will at all times remain Liffe Administration and Management Limited and any participation in any LTIP will not create or imply any employment relationship with the grantor company or any other company within the NYSE Euronext Group. Please note also that all and any tax liability arising from or connected to any participation in any LTIP will remain at all times your sole responsibility.

The offer of participation in any LTIP will always be subject to the rules of the applicable plan and any subsequent award does not guarantee continued employment or prejudice Liffe Administration and Management Limited’s right to terminate employment for any reason. Any restricted stock award shall not form part of your contract of employment with Liffe Administration and Management Limited or count as salary or remuneration for pension or any other purposes (except as may be required by applicable tax laws) and no compensation will be payable as a result of any losses under or connected with the plan or restricted stock rights on termination of employment for whatever reason (whether lawful or unlawful) except as may be specified in the plan rules.

Participation in any LTIP is subject to there being no disciplinary actions or investigations underway at the date of commencement of the LTIP in connection with:

i.	a breach of the NYSE Euronext Code of Conduct, or

ii.	your obligations under this contract, or

iii.	the published terms and conditions of employment that apply to employees of NYSE Euronext Group Companies in the U.K;

and to your remaining in the employment of a NYSE Euronext Group Company and not having given or received notice of termination of employment (for whatever reason) on the date of commencement of the LTIP and for the duration of that LTIP.

8.	Benefits

You will be entitled to membership of the following schemes:

•	the LIFFE Retirement Benefits Plan (a pension scheme for employees aged 18 or over);

•	a private medical insurance scheme;

•	a life assurance scheme under which a lump sum may be payable on your death whilst employed by the Company; and

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•	a salary continuance on long term disability insurance scheme (i.e. Permanent Health Insurance).

•	An ongoing health check with the Company’s nominated provider every two years commencing in 2009.

All of the above benefits are provided subject to the terms of the relevant schemes and of the relevant insurance provider. Further details of these benefits are contained in the Employee Guide. The LIFFE Retirement Benefits Plan is not a contracted out scheme for the purposes of the Pensions Act 1993.

The Company also makes available an interest-free loan for the purchase of an annual season ticket for travel between home and office.

In circumstances where the scheme provider refuses for any reason whatsoever to provide any benefits to you, the Company shall not be liable to provide any benefits or any compensation in lieu thereof or take any action to enforce the provision of such benefits. In addition, in the event that you request that the Company take any action against any of the scheme providers in relation to the provision of such benefits and the Company agrees to do so, you agree to reimburse the Company for the reasonable costs incurred by it in taking such action including any legal fees.

9.	Hours

Your normal working hours are 9:00 a.m. to 5:30 p.m., Monday to Friday with one hour per day for lunch. However, you are required to work such extra hours as may be reasonably required to perform your duties. You may also be required to work public holidays. The details applying to public holidays are set out in the Employee Guide.

10.	Holiday

You are entitled to 30 days’ paid holiday each holiday year in addition to UK public and bank holidays. The Company holiday year is based on the calendar year. The rules and procedures concerning holiday entitlement are set out in the Employee Guide.

11.	Deductions from Pay

If at any time money is owed and payable by you to the Company, whether under your contract of employment or otherwise, it is agreed that the Company may deduct the sum or sums owed to it from any sums payable to you from the Company. Such deductions will only be made after you are notified. It is also agreed by you that you may be required to repay any such sum owing (or the balance remaining following such deductions as the Company thinks fit) either immediately or on terms otherwise acceptable to the Company.

Garry Jones

12.	Sickness Absence and Sickness Pay

The Company’s current rules and procedures regarding absence from work due to sickness, injury or incapacity, including payment, are set out in the Employee Guide. It is an important term of your employment that you comply in full with the sickness/injury/incapacity rules and procedures.

13.	Termination of Employment

The period of notice required to terminate your employment will be twelve months on either side.

In the case of gross misconduct, or if you cease to be entitled to work in the United Kingdom in accordance with the Asylum and Immigration Act 1996, the Company reserves the right to dismiss you at any time without notice and/or payment in lieu of notice.

The Company reserves the right in its absolute discretion to give you pay in lieu of all or any part of the notice of termination (whether given by the Company or by you) in full and final settlement of all claims. A dismissal without notice per se shall not constitute or imply an election under this clause. For this purpose, you agree that pay in lieu will consist of the basic salary excluding benefits for the relevant period of notice (after deducting income tax and National Insurance contributions) and will exclude any bonus, commission or share of profit (if relevant) and any other emolument referable to your employment.

During any period after notice of termination of this contract has been given the Company may suspend any of your powers and duties under this contract, and may exclude you from its premises or the premises of any NYSE Euronext Group Company and require you not to have contact with any employees, customers, members, clients of members or suppliers of the Company or any NYSE Euronext Group Company and refrain from accessing any computer or other data or similar system of the Company or any NYSE Euronext Group Company (whether directly or indirectly). Throughout any such period of suspension, your salary and other benefits will continue to be paid or provided by the Company. For the avoidance of doubt, during such period you shall continue to be bound by the same obligations to the Company as were owed prior to the commencement of the period including for the avoidance of doubt the duty of good faith and fidelity.

14.	Restrictions during your Employment

You agree to comply with all the Company’s codes, rules, regulations, policies and procedures and any such code, practice, rules or regulations of any

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association or professional body to which the Company or any relevant NYSE Euronext Group Company and/or you belong from time to time and the rules, principles and regulations of any relevant regulatory authority.

During your employment you agree that you will not in competition with the Company or any NYSE Euronext Group Company:

(a)	deal with, canvass, solicit or endeavour to take away from the Company or any NYSE Euronext Group Company, whether directly or indirectly and whether on your own behalf or on behalf of any other person, firm, company or other entity any customers or prospective customers; or

(b)	directly or indirectly solicit or entice away from or endeavour to entice away from the Company or any NYSE Euronext Group Company any individual employed or engaged by the Company or any NYSE Euronext Group Company; or

(c)	directly or indirectly make preparations to compete with any business carried on by the Company or any NYSE Euronext Group Company.

Notwithstanding the general provisions of this clause 14, you agree that you must obtain in writing from the Chief Executive of the Company approval of any directorships, trusteeships, outside employment or financial interest that you may wish to pursue during your employment with the Company.

15.	Confidential Information and Company Property

During the course of your employment you may acquire, receive, develop, create, gain access to or come into contact with trade secrets and confidential information concerning the technology, business, products, activities and finances of the Company and/or other NYSE Euronext Group Companies. You acknowledge that such confidential information includes, without limitation, the following items in whatever form (including oral, visual or electronic):

(a)	any invention, idea, discovery or work developed, discovered or created by you or with your assistance during the course of your employment including in the course of carrying out your duties (whether your normal duties or duties specifically assigned to you) (“Employee Material”), technical or scientific information, details of research projects and plans, results and data from tests or trials, and the skills, experience and qualifications of individuals working for the Company or any NYSE Euronext Group Company;

(b)	commercial information, including the terms of commercial agreements (and the existence of such agreements), the identity of customers, clients, suppliers, agents, distributors, collaborative partners, and buying and selling policies and procedures;

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(c)	strategic and financial information, including business plans, board decisions, past and current projects and proposals, unpublished accounts, and shareholder or management information; and

(d)	third-party information, including confidential information relating to any NYSE Euronext Group Company and information received in confidence from a third party, including information provided by collaborative partners, and/or the business of any person having dealings with the Company or any NYSE Euronext Group Company,

(collectively referred to as the “Confidential Information”).

The unauthorised use or disclosure of this Confidential Information may cause harm to the Company or any NYSE Euronext Group Company, its or their employees, clients and other third parties. You therefore agree that the restrictions set out in this clause are reasonable and necessary to protect the legitimate business interests of the Company and any applicable NYSE Euronext Group Company both during and after the termination of your employment.

You must not at any time during your employment or at any time after your employment has terminated (without limit of time) directly or indirectly:

(a)	disclose or cause any unauthorised disclosure (whether through failure to exercise due care and diligence or otherwise) of the Confidential Information to any person; nor

(b)	use, communicate or copy the Confidential Information other than for the purpose of the Company or any NYSE Euronext Group Company’s business and as directed by the Company.

You shall immediately inform the Company upon becoming aware, or upon suspecting that any person, company or organisation (other than the Company and any applicable NYSE Euronext Group Company) knows or has used any Confidential Information.

The obligations in this clause do not apply to information which:

(a)	is used or disclosed in the proper performance of your duties;

(b)	is or comes to be in the public domain (except as a result of your breach of your obligations under this clause);

(c)	is required to be disclosed by a court or regulatory body (provided that, if circumstances permit, you will inform the Company in advance of such disclosure and apply to the court or regulatory body to have the information treated as confidential by the court or regulatory body); or

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(d)	forms the basis of a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

All notes, memoranda, records, lists of clients, customers and suppliers and employees, correspondence, documents, Employee Material, extracts, analysis, plans, compilations, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by you or otherwise) which contains, reflects or is derived or generated from any Confidential Information (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant NYSE Euronext Group Company; and

(b)	shall be handed over by you to the Company or the relevant NYSE Euronext Group Company on demand and in any event on the termination of your employment.

16.	Intellectual Property

For the purposes of this document:

“Intellectual Property” means patents, rights to any inventions, trade marks, service marks, trade names, domain names, rights in computer software, copyright, database rights, design rights, rights in confidential information (including know-how or trade secrets) and all other intellectual property or similar proprietary rights of whatever nature and improvements to procedures in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals and extensions of, such rights and all similar or equivalent forms of protection arising or existing now or in the future in any part of the world; and

“Employee Material” has the meaning set out in clause 15.

During the course of your employment you may be expected to seek to invent or otherwise conduct research into improvements to systems, products and/or processes that may benefit the Company or a NYSE Euronext Group Company.

All Intellectual Property subsisting (or which may in the future subsist) in any Employee Material (collectively referred to as the “IPR”) is the Company’s property to the fullest extent permitted by law. Nothing in this clause shall affect such rights or interest in any such property or information that you may have by operation of law.

You agree that during or following termination of your employment:

(a)	will give and supply all such information and assistance that may be reasonably necessary to enable the Company to use this Employee Material and IPR to its best advantage; and

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(b)	will give the Company full written details of all inventions, ideas and discoveries comprised in the Employee Material and related IPR promptly on their creation;

(c)	will not attempt to register any IPR unless requested to do so by the Company;

(d)	hereby waive all your moral rights (present and future) which arise by operation of law in or to any Employee Material (and all similar rights in other jurisdictions); and

(e)	will at the request and expense of the Company, execute all documents and render such assistance both during and after your employment as may, in the opinion of the Company, be necessary or desirable to vest the IPR in the Company, to register the IPR in the name of the Company, to obtain patents in the name of the Company and to protect and maintain the IPR, enforce the IPR against third parties, and defend claims for infringement of third party Intellectual Property in such parts of the world as may be specified by the Company.

You should not for any purpose use any such Employee Material or IPR in any way other than as directed by or in the direct interest of the Company unless you obtain proper written permission from the Company.

The invalidity, unenforceability or illegality of any part of this clause 16 under the laws of any jurisdiction shall not affect the validity, enforceability or legality of the other provisions in this contract. If in the event that this clause 16 is found to be invalid, unenforceable or illegal but would be valid, enforceable and legal if some part of it were deleted, this clause 16 shall apply with whatever modification as is necessary to give effect to the commercial intention of the parties.

17.	Post-Termination Restrictions

You recognise, whilst performing your duties for the Company, that you will have access to and come into contact with trade secrets and confidential information belonging to the Company and certain NYSE Euronext Group Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. You therefore agree that the restrictions set out in this clause are reasonable and necessary to protect the legitimate business interests of the Company and any relevant NYSE Euronext Group Company both during and after the termination your employment.

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In order to protect the confidential information, trade secrets and business connections of the Company to which you have had access as a result of your employment, you hereby covenant with the Company that you shall not for 12 months after the termination of your employment (such period to be reduced by one day for every day, during which, at the Company’s direction and in accordance with the relevant provision in clause 13 (Termination of Employment), you have been excluded from the Company’s premises and have not carried out any duties):

(a)	solicit or endeavour to entice away from the Company the business or custom of any member, client of a member or customer with whom you had material contact during the period of 12 months ending on the date of termination of your employment, with a view to providing goods or services to that member, client of a member or customer in competition with any part of the Company’s business with which you were materially involved; or

(b)	in the course of any business concern which is in competition with any part of the Company’s business with which you were materially involved in the period of 12 months ending on the date of termination of your employment, offer to employ or engage or otherwise endeavour to entice away from the Company or any NYSE Euronext Group Company any employee of the Company or any NYSE Euronext Group Company (with whom you had material contact or dealings in the course of your employment during the 12 months ending on the date of termination of your employment) who has confidential information, trade secrets, know-how and/or business connections which could be used to damage the interests of the Company or any NYSE Euronext Group Company; or

(c)	be involved in any capacity with any business concern which is (or intends to be) in competition with any part of the Company’s business with which you were materially involved during the 12 months ending on the date of termination of your employment.

18.	Change of Control

If, within two years following a Change of Control, you terminate your employment for Good Reason directly or indirectly in connection with that Change of Control, the Company will pay your basic salary in lieu of your notice entitlements under clause 13 above and will make a further termination payment to you equivalent to 12 months’ basic salary, subject in each case to your compliance with the Conditions detailed below. Any payments made

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under this clause 18 will be subject to deduction of income tax and national insurance and the Company and you agree that these payments in aggregate constitute a genuine pre-estimate of your losses in the event of any breach of contract by the Company in the circumstances described in this clause.

For the purposes of this clause:-

•	“Change of Control” means the acquisition by an individual, entity or group of a Controlling Interest in the Company or in [NYSE Euronext]

•	“Conditions” mean

(i)	your compliance with the notice requirements in clause 13 above;

(ii)	your compliance with any handover measures or tasks which the Company may reasonably request;

(iii)	your continued compliance with the terms of this document and in particular but without limitation, with clauses 14 (Restrictions during your Employment), 15 (Confidential Information and Company Property), 16 (Intellectual Property) and 17 (Post-Termination Restrictions); and

(iv)	your acceptance of the payments under this clause 18 in full and final settlement of all and any claims you may have against the Company or any NYSE Euronext Group Company at that time and your execution of such release documents (including without limitation a compromise agreement and resignation of any directorships or other offices without additional compensation) as the Company may require.

•	“Controlling Interest” means:

(i)	the ownership or control (directly or indirectly) of more than 50% of the voting share capital of the relevant undertaking; or

(ii)	being able to direct the casting of more than 50% of the votes exercisable at general meetings of the relevant undertaking on all, or substantially all, matters; or

(iii)	the right to appoint or remove directors of the relevant undertaking holding a majority of the voting rights at meetings of the board on all, or substantially all, matters;

•	“Good Reason” means the occurrence of any of the following, without your prior written consent:

(i)	a material reduction of your basic salary (by 5% or more);

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(ii)	an actual relocation of your principal office that is more than [50] miles from Central London; or

(iii)	a material diminution of your title, authority, duties or responsibilities.

19.	Disciplinary and Grievance Procedures

The Company’s disciplinary and grievance procedures are set out in the Employee Guide. It is important to note that these procedures are not contractual but apply as a matter of policy. The Company reserves the right to depart from these procedures in appropriate cases.

20.	Directorship and Power of Attorney

You agree to become or remain a director (or other officer) of the Company or any NYSE Euronext Group Company at the request of the Company, without additional compensation.

Immediately upon the earlier of the termination of your employment or notice of termination being served by either you or the Company in accordance with this document, you agree to give written notice resigning forthwith (without any further compensation) as a director or trustee or from any other office you may hold from time to time with the Company and/or any NYSE Euronext Group Company or arising from your engagement by the Company.

You hereby irrevocably and by way of security appoint the Company and each NYSE Euronext Group Company now or in the future existing to be your attorney and in your name and on your behalf and as your act and deed to sign, execute and do all acts, things and documents which you are obliged to execute and do under the provisions of this document (and in particular, but without limitation, this clauses 20 and clause 16 above) and you hereby agree forthwith on the request of the Company to ratify and confirm all such acts, things and documents signed, executed or done in pursuance of this power.

21.	Collective Agreements

There are no collective agreements which affect the terms and conditions of your employment.

22.	Data Protection Act 1998 and disclosure of information

By signing this letter you hereby consent to the processing by the Company of personal data (including sensitive personal data) of which you are the subject. You agree that the data may be collected and held by the Company, or be

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disclosed or transferred to other employees of the Company or to any other member of a NYSE Euronext Group Company (including if necessary to other offices of the Company or any NYSE Euronext Group Company outside the European Economic Area) or to any other person as may be reasonably necessary or as otherwise permitted by law.

23.	Employee Undertakings

It is a condition of this offer that you sign and return the enclosed undertakings relating to personal trading which all form part of your terms and conditions of employment.

24.	Office Rules and Procedures

Your attention is drawn to the Employee Guide (containing various rules and procedures). You are expected to acquaint yourself with the rules and procedures set out in the Employee Guide.

For the avoidance of doubt, to the extent that there is any conflict between the terms of this contract and the Employee Guide, this contract shall prevail.

25.	Governing Jurisdiction

The terms of this contract are governed by the laws of England and Wales.

The parties hereby submit to the jurisdiction of the High Court of Justice in England, but this contract may be enforced by the Company in any court of competent jurisdiction.

IN WITNESS of these terms a duly authorised representative of LIFFE Administration and Management has signed this Contract and Garry Jones has executed this Contract as his Deed on the date detailed below.

For and on behalf of LIFFE Administration and Management

Signed	/s/ Adam Eades	Date	May 6, 2009

I have read, understood and hereby agree to the terms and conditions contained in this contract of employment and its related undertakings.

Garry Jones

SIGNED and DELIVERED on 6 May 2009 by Garry Jones

as his DEED:-

/s/ Garry Jones
in the presence of:
Witness’ signature	/s/ David Peach
Witness’ name	David Peach
Address	NYSE Euronext, 1 Cousin Lane, London
EC4R 3XX
Occupation	Director of HR

I will be able to commence my duties with LIFFE Administration & Management on:

Start Date 1/5/2009 /s/ GJ

By	/s/ John K. Halvey
Group Executive Vice President and General Counsel

By	/s/ Philippe Duranton
Group Executive Vice President and Global Head of Human Resources

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